Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports First Quarter Results and Reaffirms Full Year Guidance

HOUSTON, TX, May 17, 2012 -- Stage Stores, Inc. (NYSE: SSI) today reported financial results for the first fiscal quarter ended April 28, 2012.  For the first quarter, the Company reported a net loss of $418 thousand, or $0.01 per share, compared to a net loss of $461 thousand, or $0.01 per share, for the prior year first quarter.  The Company noted that this year’s first quarter results include one-time charges of approximately $3 million, or $0.06 per share, associated with the resignation of its former Chief Executive Officer.  Excluding these charges, adjusted net income for the quarter was $1.4 million, or $0.05 per share.

Commenting on the Company’s first quarter results, Michael Glazer, President and Chief Executive Officer, stated, “We are pleased with our strong first quarter results.  Comparable store sales increased 2.5%, merchandise margins improved by 55 basis points and expenses were well managed.  Reflecting the quarter’s higher sales and improved margins, earnings per share, excluding the one-time charges, grew by 6 cents over last year.  The increase over last year is even more meaningful when you consider that last year had an income tax benefit of $0.8 million, or 2 cents per share.  From an operational standpoint, during the quarter we successfully opened six new department stores and nine new Steele’s stores, and added seven Estee Lauder and seven Clinique counters.  In addition, trends in our eCommerce business were strong and we remain on track to meet our goal of $16 million in sales for the year.”

Mr. Glazer continued, “Our solid results for the first quarter give us additional reasons to be optimistic about the remainder of the year.  We have initiatives underway designed to bring more excitement to our merchandise and our stores, and to enhance the effectiveness of our marketing efforts.  These initiatives include sourcing higher profile brands, continuing to grow the number of Estee Lauder and Clinique counters, expanding our offerings in the Home category and enhancing our value message to our customers with our ‘YES - Your Everyday Savings’ program.  We will also continue

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Stage Stores Reports
First Quarter Results
Page – 2

opening new department stores, rolling-out new Steele’s locations and focusing on the growth of our eCommerce business.  Our overriding goal is to continue driving top line growth and profitability.”

Mr. Glazer concluded, “I was honored to be appointed permanent President and CEO of Stage Stores in April and I am truly excited about the opportunity to lead the Company as we implement our growth and expansion strategies.  I am also extremely pleased Steve Lawrence joined our team as Chief Merchandising Officer.  Given Steve’s experience, leadership skills and respect within the vendor community, I am confident that he will be instrumental in the continued growth and success of our Company.”

Updated Full Year 2012 Guidance
The Company’s comparable store sales guidance for the year has been raised to a range of 0.8% to 2.4% to reflect first quarter performance, from its previous guidance of flat to up 2.0%.  In the second quarter, the company will benefit from a shift of a Mother’s Day event into May this year from April last year.  The Company reaffirmed its original EPS guidance for the year of $1.02 to $1.14, which now includes the one-time charges recorded in the first quarter of $0.06 per share.

	FY 2012 OUTLOOK			FY 2011
Sales ($mm)	$1,592	-	$1,615	$1,512

Diluted EPS	$1.02	-	$1.14	$0.92

Diluted Shares (mm)	31,365			33,278

The Company noted that the EPS and diluted share projections for the year only reflect the impact of shares repurchased in the first quarter with no benefit factored in for shares that may be repurchased during the remaining three quarters of the year.

Stock Repurchase Activity
The Company also reported today that it repurchased 4,400 shares of its common stock during the first quarter at a total cost of approximately $62 thousand.  The shares were repurchased under the Company’s $200 million Stock Repurchase Program.

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Stage Stores Reports
First Quarter Results
Page – 3

Conference Call Information
The Company will hold a conference call today at 8:30 a.m. Eastern Time to discuss its first quarter results.  Interested parties can participate in the Company’s conference call by dialing 703-639-1107.  Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Company's web site at www.stagestoresinc.com and then clicking on Investor Relations, then Webcasts, then the webcast link.  A replay of the conference call will be available online until midnight on Friday, June 1, 2012.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family.  The Company currently operates 829 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the Company’s sales initiatives, as well as sales, comparable store sales, EPS and diluted share count outlooks for the 2012 fiscal year.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 28, 2012, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

(Tables to Follow)

Stage Stores, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	April 28, 2012		April 30, 2011
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	$365,694	100.0%	$346,483	100.0%
Cost of sales and related buying, occupancy and distribution expenses	271,855	74.3%	261,263	75.4%
Gross profit	93,839	25.7%	85,220	24.6%
Selling, general and administrative expenses	92,740	25.4%	83,602	24.1%
Store opening costs	945	0.3%	2,734	0.8%
Interest expense, net of income of $0 and $22, respectively	831	0.2%	906	0.3%
Loss before income tax	(677)	-0.2%	(2,022)	-0.6%
Income tax benefit	(259)	-0.1%	(1,561)	-0.5%
Net loss	$(418)	-0.1%	$(461)	-0.1%

Basic and diluted loss per share data:
Basic loss per share	$(0.01)		$(0.01)
Basic weighted average shares outstanding	30,536		36,279

Diluted loss per share	$(0.01)		$(0.01)
Diluted weighted average shares outstanding	30,536		36,279

(1) Percentages may not foot due to rounding.

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	April 28, 2012	January 28, 2012

ASSETS
Cash and cash equivalents	$21,765	$18,621
Merchandise inventories, net	398,087	347,944
Prepaid expenses and other current assets	21,099	33,434
Total current assets	440,951	399,999

Property, equipment and leasehold improvements, net	298,617	300,717
Intangible asset	14,910	14,910
Other non-current assets, net	20,776	19,713
Total assets	$775,254	$735,339

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$146,210	$106,022
Current portion of debt obligations	12,068	13,782
Accrued expenses and other current liabilities	67,912	66,495
Total current liabilities	226,190	186,299

Long-term debt obligations	38,012	35,721
Other long-term liabilities	98,682	100,613
Total liabilities	362,884	322,633

Commitments and contingencies

Common stock, par value $0.01, 100,000 shares authorized,
30,725 and 30,444 shares issued, respectively	307	304
Additional paid-in capital	352,188	349,366
Less treasury stock - at cost, 4 and 0 shares, respectively	(916)	(835)
Accumulated other comprehensive loss	(4,684)	(4,748)
Retained earnings	65,475	68,619
Total stockholders' equity	412,370	412,706
Total liabilities and stockholders' equity	$775,254	$735,339

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Thirteen Weeks Ended
	April 28, 2012	April 30, 2011

Cash flows from operating activities:
Net loss	$(418)	$(461)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,036	15,425
Loss on retirements of property and equipment	-	136
Deferred income taxes	(20)	(11)
Tax (deficiency) benefits from stock-based compensation	(482)	301
Stock-based compensation expense	1,325	1,782
Amortization of debt issuance costs	95	75
Excess tax benefits from stock-based compensation	(126)	(667)
Deferred compensation obligation	20	67
Amortization of employee benefit related costs	103	39
Construction allowances from landlords	596	1,925
Changes in operating assets and liabilities:
Increase in merchandise inventories	(50,143)	(56,930)
Decrease in other assets	11,145	5,856
Increase in accounts payable and other liabilities	35,935	38,293
Total adjustments	13,484	6,291
Net cash provided by operating activities	13,066	5,830

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(9,780)	(11,858)
Proceeds from retirements of property and equipment	-	93
Net cash used in investing activities	(9,780)	(11,765)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	82,600	-
Payments of revolving credit facility borrowings	(78,525)	-
Payments of long-term debt obligations	(3,498)	(3,299)
Repurchases of common stock	(478)	(17,148)
Proceeds from exercise of equity awards	2,359	5,416
Excess tax benefits from stock-based compensation	126	667
Cash dividends paid	(2,726)	(2,754)
Net cash used in financing activities	(142)	(17,118)
Net increase (decrease) in cash and cash equivalents	3,144	(23,053)

Cash and cash equivalents:
Beginning of period	18,621	89,349
End of period	$21,765	$66,296